                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No. 1)

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                          PHARMAPRINT INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                      [LOGO]

                            ------------------------

                            NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS
                               SEPTEMBER 24, 1999
                             ---------------------

To the Stockholders of PharmaPrint Inc:

    On behalf of the Board of Directors, you are hereby notified of and cordially invited to attend the Annual Meeting of Stockholders of PharmaPrint Inc. (the "Company") to be held on Friday, September 24, 1999 at 9:00 a.m., local time, at the Hyatt Regency Hotel, 17900 Jamboree Road, Irvine, California, 92614. At the meeting you are being asked to:

    1. Elect five (5) directors to hold office until the Company's next Annual Meeting of Stockholders;

    2. Approve the appointment of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending March 31, 2000; and

    3.  Transact such other business as may properly come before the meeting.

    The Board of Directors has fixed the close of business on July 28, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting. Only holders of Common Stock at the close of business on the record date will be entitled to vote at the Annual Meeting. A list of the stockholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company.

    Whether or not you plan to attend the Annual Meeting in person, please sign, date, and return your proxy in the enclosed envelope so that your shares may be voted at the meeting. If the shares are held in more than one name, all holders of record must sign. If you plan to attend the Annual Meeting, please notify me so that identification can be prepared for you. Thank you for your interest and consideration.

                                          By Order of the Board of Directors,

                                           [SIGNATURE]

                                          James R. Wodach
                                          SECRETARY

Irvine, California
August 27, 1999

                                PHARMAPRINT INC.
                               ------------------

                                PROXY STATEMENT

    FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 24, 1999

                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation, on behalf of the Board of Directors of PharmaPrint Inc., a Delaware corporation ("PharmaPrint" or the "Company"), of proxies for use at the Annual Meeting of Stockholders of the Company ("Annual Meeting"), to be held at the Hyatt Regency Hotel, 17900 Jamboree Road, Irvine California, 92614, on Friday, September 24, 1999 at 9:00 a.m., and at any and all adjournments thereof. This Proxy Statement and the enclosed form of proxy are first being mailed on or about August 27, 1999. The mailing address of the principal executive offices of the Company is 2600 Michelson Drive, Suite 1600, Irvine, California 92612.

RECORD DATE AND VOTING

    Only the stockholders of record at the close of business on July 28, 1999 will be entitled to vote at the meeting. At the close of business on July 28, 1999 there were 13,889,918 shares of the Company's Common Stock, par value $.001 ("Common Stock") outstanding and entitled to vote, held by 97 stockholders of record. No shares of the Company's preferred stock are outstanding. Each stockholder is entitled to one vote for each share of Common Stock held as of the record date.

    If a choice as to matters coming before the Annual Meeting has been specified by a stockholder in a Proxy, the shares will be voted accordingly. If no choice has been specified, the shares will be voted FOR the nominees for director and the proposals described in the Notice of Annual Meeting and in this Proxy Statement. Abstentions and broker non-votes (i.e., the submission of a Proxy by a broker or nominee indicating the lack of discretion or authority to vote on the matter) are each included in the determination of the presence or absence of a quorum for the transaction of business. An affirmative vote of the majority of the votes cast at the meeting is required for the election of each director and for the approval of the other proposals. Abstentions are counted in all tabulations of the votes cast and will have the same effect as a vote "against". Broker non-votes are not counted for purposes of determining whether a proposal has been approved or not.

    PLEASE MARK, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID, RETURN ENVELOPE NO LATER THAN SEPTEMBER 15, 1999 SO THAT, IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING, YOUR SHARES MAY BE VOTED.

    STOCKHOLDERS OR OMNIBUS PROXIES ARE URGED TO SIGN, DATE, AND PROMPTLY MAIL THE CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                 MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

    The Company's Bylaws provide for the election of all Directors at each Annual Meeting and for each Director elected to serve until the next Annual Meeting and until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal. The Board has selected five nominees, all of whom are current directors of the Company. All nominees have consented to being named herein and to serve if elected.

    Shares represented by proxies solicited hereby will be voted FOR the election of the Board's nominees unless authority to so vote is withheld. If any or all of the nominees should become unable to or declines to serve as a director prior to the Annual Meeting, the proxies may be voted for a substitute nominee designated by the Board of Directors.

    The following sets forth, for each of the nominees, their principal occupation or employment during at least the last five years, and the period during which they have served as a Director of the Company.

    JOHN H. ABELES, MD, age 54, has been a director of the Company since August 1996. Dr. Abeles has served as President of MedVest, Inc., a venture capital and consulting firm, since 1980. He serves as a director of Encore Medical Inc., I-Flow Corporation, DUSA Pharmaceuticals, Inc. and Oryx Technology, Inc.

    ELLIOT P. FRIEDMAN, age 46, has been a director of the Company since November 1994. Mr. Friedman has been the Chairman of the Board of Directors and Chief Executive Officer since April 1997 and was the President and Chief Executive Officer of the Company from October 1995 to April 1997. He was also the Chief Financial Officer of the Company from November 1994 to December 1996. From July 1990 to July 1994, Mr. Friedman was co-founder and Chief Executive Officer of BioTek Solutions, a provider of systems used by pathologists to conduct diagnosis of cancer through the use of monoclonal antibodies and DNA probes.

    ERINCH R. OZADA, age 39, has been a director of the Company since June 1998. Since 1996, Mr. Ozada has been Chairman of the Board and Chief Executive Officer of Archery Capital LLC, an investment management company. From 1989 to 1996, Mr. Ozada was Vice President and from 1984 to 1989, was an associate with Goldman, Sachs & Co.

    PHILLIP G. TRAD, age 50, has been a director of the Company since November 1995 and Senior Vice President and General Counsel of the Company since November 1997. From 1988 until November 1997, Mr. Trad operated his own law practice in California. Mr. Trad has more than 20 years of experience providing legal representation to numerous companies including General Electric, RCA and NBC.

    NATHAN F. TROUM, MD, age 79, has been a director of the Company since August 1996. Since 1946, Dr. Troum has engaged in private medical practice specializing in general medicine and rheumatology.

COMPENSATION OF DIRECTORS

    Each non-employee director of the Company receives $2,500 for each meeting attended in person and $1,750 for any telephone meeting of the Board of Directors. In addition, pursuant to the Plan, each non-employee director of the Company annually receives options to purchase 10,000 shares of Common Stock of the Company, although Dr. Abeles and Mr. Ozada have agreed that in connection with their initial appointment to the Board of Directors in August 1996 and June 1998, respectively, the Company would issue each of them options to purchase 75,000 shares of Common Stock, such options to vest over three years, in lieu of an additional grant of options to purchase 10,000 shares pursuant to the Plan in years two and three of their service, if elected. The options to purchase Common Stock are granted at the fair market value of the Common Stock on the date of grant. The options shall vest quarterly over one year and expire ten years from the date of grant. Additionally, each non-employee director, including Dr. Abeles and Mr. Ozada, who serves on the Audit or Compensation Committees of the Board of Directors, and who provides significant services to the Company in such capacity, shall receive an additional grant of options to purchase 20,000 shares of Common Stock. Such options shall vest quarterly over one year and expire ten years from the date of grant.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

    The Board of Directors held six meetings during fiscal 1999. The Board of Directors currently has an Audit Committee and a Compensation Committee and does not have a nominating committee. The Audit Committee makes recommendations to the Board of Directors as to the engagement or discharge of the independent public accountants; reviews the scope and results of the Company's internal auditing procedures; reviews the adequacy of the Company's system of accounting controls; and directs and supervises investigations into matters within the scope of its duties. Presently, the Audit Committee is composed of Dr. Abeles and Messrs. Ozada and Friedman. The Audit Committee met one time during fiscal 1999. The Compensation Committee reviews and approves the compensation for the Company's executive officers and administers the Plan. The Compensation Committee held four meetings during fiscal 1999. Presently, this Committee is composed of Mr. Trad and Mr. Ozada. Other than as noted above, all Directors attended all Board Meetings held during the period in which such Director was a Director, and all Committee Meetings of which such Director is a member.

BOARD RECOMMENDATION AND VOTE REQUIRED

    The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by Proxy and voting at the Annual Meeting (and the affirmative vote of the holders of a majority of the shares necessary for a quorum at the Annual Meeting) is required for the election of each Director.

    The Board of Directors unanimously recommends a vote FOR all nominees to serve as Directors of the Company until the next Annual Meeting and until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

                                   PROPOSAL 2

                     TO RATIFY THE SELECTION OF INDEPENDENT
                               PUBLIC ACCOUNTANTS

    Upon recommendation of the Audit Committee, the Board of Directors of the Company has selected Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending March 31, 2000. A partner of Arthur Andersen LLP is expected to attend the Annual Meeting. He will have an opportunity to make a statement if he desires and will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THIS PROPOSAL.

                                 OTHER BUSINESS

    As of the date of this Proxy Statement, management knows of no other business that will be presented for consideration at the Annual Meeting. However, if other proper matters are presented at the meeting, it is the intention of the proxy holders named in the accompanying proxy to take such action as shall be in accordance with their judgment on such matters. The quorum requirement for convening the meeting is a majority of the outstanding shares of Common Stock.

                             EXECUTIVE COMPENSATION

    The Summary Compensation Table below sets forth information for services in all capacities paid or accrued for the fiscal years ended March 31, 1999, 1998 and 1997 by the Company to its Chief Executive Officer and the four other highest paid executive officers whose total annual compensation exceeded $100,000 for such fiscal years (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                                                               COMPENSATION
                                                                               ANNUAL          -------------
                                                                            COMPENSATION        SECURITIES
                                                       FISCAL YEAR     ----------------------   UNDERLYING
NAME AND PRINCIPAL POSITION                          ENDED MARCH 31    SALARY ($)  BONUS ($)      OPTIONS
--------------------------------------------------  -----------------  ----------  ----------  -------------

Elliot P. Friedman................................           1999      $  235,000  $   23,000(1)           --
  Chairman of the Board of Directors and Chief               1998         182,000     100,000(1)      150,000
  Executive Officer                                          1997         171,000(2)     50,000(1)           --

Robert J. Burgess.................................           1999      $  235,000  $   23,000(1)           --
  President and Chief Operating Officer (3)                  1998         381,000(4)    100,000(1)      150,000
                                                             1997         163,000(5)     50,000(1)      712,708(6)

Phillip G. Trad...................................           1999      $  200,000  $   40,000(7)      --
  Senior Vice President and General Counsel                  1998          56,000          --       285,000(8)
                                                             1997              --          --            --

Joel F. Bresser, Ph.D. ...........................           1999      $  215,000  $   20,000(7)           --
  Senior Vice President of DSHEA Products                    1998          80,000          --            --
                                                             1997              --          --            --

James R. Wodach...................................           1999      $  151,000  $   39,000(7)           --
  Senior Vice President and Chief Financial                  1998         103,000      25,000(7)       45,000
  Officer                                                    1997          28,000      10,000(7)       55,000

------------------------

(1) Amount represents payments made pursuant to a discretionary bonus.

(2) Pursuant to superseded employment agreements, Mr. Friedman received a deferred salary payment of $40,000. Such payment was made upon completion of the Company's initial public offering and is included in the salary amount listed.

(3) Subsequent to the end of the fiscal year ended March 31, 1999, Mr. Burgess resigned from his positions of President and Chief Operating Officer.

(4) Amount represents salary paid to Mr. Burgess in the amount of $94,000, consulting services of $21,000 paid to Dimension Memory, Inc. ("Dimension") and $266,000 that relates to an amended personal services agreement between the Company and Dimension. Such agreement was deemed satisfied as of October 1, 1997. See footnote 5 to this table.

(5) Represents amounts paid by the Company to Dimension which provided the services of Robert J. Burgess as President and Chief Operating Officer pursuant to a personal services agreement between the Company and Dimension. In December 1996, the Company amended its agreement with Dimension. The amended agreement provided for the accelerated payment by the Company of all amounts due under the personal services agreement in exchange for Dimension agreeing to provide additional services to the Company. As a result, the Company paid Dimension $312,000. Of the $312,000 paid to Dimension, $35,000 relating to services provided by Dimension to the Company for the period January 1997 through March 1997 are included, and $226,000 payable for services to be provided for the remaining term of the Agreement are not included. Amount also includes $50,000 of deferred payments pursuant to such personal services agreement, which were paid upon consummation of the Company's initial public offering.

(6) These options, which were granted to Dimension pursuant to a consulting agreement between the Company and Dimension, were canceled in connection with the issuance of 712,708 shares of Common Stock to Dimension for services to be rendered by Dimension pursuant to the Personal Service Agreement between the Company and Dimension.

(7) Amount represents payments made relating to development goals achieved, as set forth in each individual's employment agreement.

(8) Includes options to purchase 60,000 shares granted for services performed as a director.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table provides information on option grants for the fiscal year ended March 31, 1999 to the Named Executive Officers. No stock appreciation rights ("SAR's") were awarded in fiscal 1999.

                                                        INDIVIDUAL GRANTS
                                                ----------------------------------
                                                                   % OF TOTAL
                                                                 OPTIONS GRANTED
                                                                  TO EMPLOYEES                                GRANT DATE
                                                   OPTIONS          IN FISCAL        EXERCISE    EXPIRATION     PRESENT
NAME                                             GRANTED (#)          YEAR             PRICE        DATE       VALUE (1)
----------------------------------------------  -------------  -------------------  -----------  -----------  -----------
Joel F. Bresser, Ph.D. .......................       70,000              23.4%       $    9.56   June 2008     $ 395,000

------------------------

(1) As suggested by the Commission's rules on executive compensation disclosure, the Company used the Black-Scholes model of option valuation to determine grant date present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The present value calculation is based upon an option term of ten years and assumes an interest rate of 4.87%, no dividend yield and volatility of 65%.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

    The following table provides certain information concerning the exercise of stock options for the fiscal year ended March 31, 1999 and shows the number of shares covered by both exercisable and non-exercisable stock options held as of the end of the Company's fiscal year ended March 31, 1999. Also shown are the values for in-the-money options, which represent the positive difference between the exercise price of such options and the fiscal year-end price of the Company's Common Stock.

                                                                                                              VALUE OF
                                                                                                            UNEXERCISED
                                                                                                            IN-THE-MONEY
                                                                                       NUMBER OF              OPTIONS
                                                                                  UNEXERCISED OPTIONS        AT FISCAL
                                                 SHARES                            AT FISCAL YEAR END       YEAR END (1)
                                               ACQUIRED ON         VALUE      ----------------------------  ------------
NAME                                            EXERCISE         REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE
------------------------------------------  -----------------  -------------  -----------  ---------------  ------------
Elliot P. Friedman........................         --               --           150,000         --         $    450,000
Robert J. Burgess.........................         --               --           150,000         --              450,000
Phillip G. Trad...........................         --               --           373,438         --            1,433,742
James R. Wodach...........................         --               --            95,417          4,583          383,071
Joel F. Bresser, Ph.D.....................         --               --            70,000         --              --


NAME                                        UNEXERCISABLE
------------------------------------------  -------------
Elliot P. Friedman........................       --
Robert J. Burgess.........................       --
Phillip G. Trad...........................       --
James R. Wodach...........................       19,479
Joel F. Bresser, Ph.D.....................       --

------------------------

(1) At March 31, 1999, the closing price of the Company's Common Stock was
    $9.00.

EMPLOYMENT AND PERSONAL SERVICE AGREEMENTS

    The Company has entered into an employment agreement with Elliot P. Friedman, effective September 1, 1997 expiring on August 30, 2000. The agreement currently provides for an annual base salary of $235,000. If Mr. Friedman's employment is terminated without cause or if the termination is by Mr. Friedman on the basis of a breach by the Company, the Company is obligated to pay Mr. Friedman the salary and benefits earned or accrued through the date of termination, and within 30 days after termination, a lump sum of the present value of the salary provided for by the agreement for the 12 months immediately following termination. In the event of death or disability or if the agreement is voluntarily terminated by Mr. Friedman, or terminated for cause by the Company, the Company is obligated to pay only salary and benefits earned or accrued through the date of termination.

    The Company has entered into an employment agreement with Robert J. Burgess, effective October 1, 1997, that has substantially similar terms as Mr. Friedman's agreement described above, except that the agreement expires on October 1, 2000. Subsequent to the end of the fiscal year ended March 31, 1999, Mr. Burgess resigned as President and Chief Executive Officer. Prior to entering into such employment agreement, the Company was party to a personal services agreement with Dimension whereby, Dimension agreed to provide the services of Mr. Burgess as an executive officer of the Company. Such agreement was deemed satisfied as of October 1, 1997.

    The Company has entered into employment agreements with each of Dr. Bresser and Messrs. Trad and Wodach. The employment agreements provide for a base salary of $215,000 for Dr. Bresser, and $215,000 and $175,000 for Messrs. Trad and Wodach, respectively. The employment agreements also provide certain benefits for each and include allowances for bonuses based upon development goals set forth in each individual's agreement. The agreements have one year terms and provide for, with regards to Mr. Trad, six months severance pay in certain cases of termination, and with regards to Dr. Bresser and Mr. Wodach, three months severance pay in certain cases of termination.

                      REPORT OF THE COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee has responsibility for PharmaPrint's executive compensation policies and practices. The committee approves all elements of compensation for corporate officers and administers the PharmaPrint Inc. 1995 Stock Option Plan, as Amended, under which stock awards are made to officers, other executives, consultants, and other key employees. The committee regularly reports on its activities to the Board of Directors. The committee is comprised of Phillip G. Trad, a Director of the Company and the Company's Senior Vice President and General Counsel, and Erinch R. Ozada, a non-employee Director.

COMPENSATION PHILOSOPHY

    The Company's executive compensation programs are based on the belief that the interests of the executive should be directly aligned with those of the stockholders. The programs are strongly oriented towards a pay-at-risk philosophy that ties individual compensation to both the annual and long-term development goals of the Company. The committee has established the following principles to guide development of the Company's compensation programs and to provide a framework for compensation decisions:

    - provide a total compensation package that will attract the best talent to PharmaPrint, motivate individuals to perform at their highest levels, reward outstanding performance, and retain executives whose skills are critical for building long-term stockholder value;

    - establish incentives for senior management that are directly tied to both specific and overall development goals of the Company; and

    - implement long-term incentives to focus executives on managing from the perspective of an owner with an equity stake in the business, and align executive compensation with benefits realized by the Company's stockholders.

COMPENSATION PROGRAMS AND PRACTICES

    The committee determines salary ranges and incentive award opportunities for executive officers. Many of these officers are parties to employment agreements pursuant to which base compensation levels are fixed in amount. The committee has the discretion to increase such rate of compensation, but not to reduce the compensation paid.

SALARY AND INCENTIVES

    Salaries are established by the committee for those executives who are not parties to employment agreements based on an executive's scope of responsibilities, level of experience, individual performance, and contribution to the business. For the year ended March 31, 1999, executive officers of the Company were entitled to incentive bonuses based upon specific development goals of the Company. These incentive bonuses were developed by Elliot P. Friedman, the Company's Chairman and Chief Executive Officer, and approved by the committee.

STOCK OPTIONS

    The committee believes that the interests of senior management must be closely aligned with those of the stockholders. Long-term incentives in the form of stock options provide a vehicle to reward executives only if there is an increase in stockholder value. Stock options are granted to officers, other executives, key consultants, and other selected employees whose contributions and skills are important to the long-term success of the Company. Stock options are also granted to newly hired executives and other employees as a method to attract the best talent to the Company. Options to purchase Common Stock of the Company are granted at fair market value on the date of grant with varying terms.

    During the year ended March 31, 1999, the Company only granted stock options to executives who were hired during the year. Several factors are considered in determining the size of such stock option grants to the executive officers. These factors included the expected individual accomplishments and achievements of certain executives and the experience levels of those executive hired during the year. No specific weight was given to any factor, nor was the number of options granted determined on any formula basis.

COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

    Mr. Elliot P. Friedman was the Company's Chairman and Chief Executive Officer throughout the year. During the fiscal year ended March 31, 1999, Mr. Friedman's total salary was $235,000.

    In determining the compensation levels for Mr. Friedman, the Compensation Committee considered the level of experience, dedication, and unique qualifications Mr. Friedman has brought to the Company. The Compensation Committee also analyzed the Company's goals for which Mr. Friedman has responsibility and the degree to which Mr. Friedman contributed to reaching such goals. Among the Company's accomplishments in the year ended March 31, 1999 were the successful development and manufacturing of herbal products to satisfy the Company's obligations under its agreements with American Home Products Corporation, the development of additional business opportunities for the Company and hiring and retention of key management personnel. The Compensation Committee believes that Mr. Friedman's contribution to attaining these goals was crucial. Mr. Friedman's salary is an amount that the Compensation Committee believes fairly represents his additional contributions to the Company's success and is less than the average base salary and cash bonus received by the most highly compensated executives during the last fiscal year of each of five peer group companies. Additionally, a performance bonus in the amount of $23,000 was granted to Mr. Friedman because of his contribution to the Company's success.

DISCUSSION OF CORPORATE TAX DEDUCTION ON COMPENSATION IN EXCESS OF $1 MILLION A
  YEAR

    Internal Revenue Code Section 162(m), enacted in 1993, precludes a public corporation from taking a federal income tax deduction in 1994 or subsequent years for compensation in excess of $1 million for its chief executive officer or any of its four other highest-paid officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit.

    This report is submitted by the Compensation Committee:

    Phillip G. Trad
    Erinch R. Ozada

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee during Fiscal 1999 were Phillip G. Trad and Erinch R. Ozada. Mr. Trad is the Company's Senior Vice President and General Counsel.

                      COMPARATIVE STOCK PERFORMANCE GRAPH

    The graph below compares the cumulative total stockholder return on the Common Stock with the cumulative total stockholder return of (i) the S&P SmallCap 600 Index, and (ii) an index of five companies in the Company's peer group (the "Peer Group Index"), assuming an investment of $100 on August 15, 1996 in each of the Common Stock of the Company, the companies comprising the S&P SmallCap 600 Index and the companies comprising the Peer Group. The companies in the Peer Group are General Nutrition Companies, Inc., Hauser, Inc., Natrol, Inc., Rexall Sundown, Inc. and TwinLab Corporation.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    TOTAL STOCKHOLDER RETURNS

                                     15-Aug-96     Mar-97     Mar-98     Mar-99
PHARMAPRINT INC                            100      83.74     240.00     180.00
S&P SMALL CAP 600 INDEX                    100     117.37     173.33     140.17
PEER GROUP                                 100     109.46     249.20     101.44
PERIODS ENDING

                                                                                 BASE               YEARS ENDING
                                                                                PERIOD     -------------------------------
COMPANY NAME/INDEX                                                              8/15/96      3/97       3/98       3/99
----------------------------------------------------------------------------  -----------  ---------  ---------  ---------
PHARMAPRINT INC.............................................................         100       83.74     240.00     180.00
S&P SMALL CAP 600 INDEX.....................................................         100      117.37     173.33     140.17
PEER GROUP..................................................................         100      109.46     249.20     101.44

                             CERTAIN RELATIONSHIPS

    As of March 31, 1999, an executive officer and a former executive officer of the Company had outstanding indebtedness to the Company in amounts exceeding $60,000.

    On each of May 21, 1999, June 15, 1998, November 13, 1998 and March 24, 1999 the Company lent the principal amounts of $25,000, $25,000, $20,000 and $12,925.50, respectively, to Dr. Paul Johnston, Senior Vice President of Development of the Company. All of the loans bear interest at a rate of 9% per annum. As of March 31, 1999, the loans had an aggregate outstanding balance of approximately $87,448 in principal and accrued interest, which represents the largest aggregate amount of indebtedness outstanding during the Company's fiscal year ended March 31, 1999.

    On December 15, 1997, the Company lent the principal amount of $65,000 to Dr. Michael Tempesta, then Senior Vice President of Research of the Company. The loan bears interest at a rate of 9% per annum. As of March 31, 1999, the loan had an outstanding balance of approximately $75,195 in principal and accrued interest, which represents the largest aggregate amount of indebtedness outstanding during the Company's fiscal year ended March 31, 1999.

    There are no family relationships among the executive officers or directors of the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information, as of June 30, 1999, with respect to beneficial ownership of shares of Company Common Stock by any person who is known by the Company to be the beneficial owner of more than 5% of Company Common Stock, by directors individually, and by directors and executive officers of the Company as a group. The information presented is based upon information furnished to the Company by such beneficial owners.

                                                                                      PHARMAPRINT COMMON STOCK
                                                                                -------------------------------------
                                                                                 AMOUNT AND NATURE OF
                                                                                      BENEFICIAL         PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                              OWNERSHIP(2)           CLASS
------------------------------------------------------------------------------  ----------------------  -------------
Tasneem A. Khwaja, Ph.D.......................................................          2,462,867(3)           17.7%
Elliot P. Friedman............................................................          1,690,448(4)           12.0%
Robert J. Burgess.............................................................          1,481,987(5)           10.6%
T. Rowe Price Associates, Inc.(6).............................................          1,098,900(7)            7.9%
JadiJo, Inc.(8)...............................................................             65,274(7)(9)       *
D-RAM Industries Pty Ltd.(10).................................................            200,000(7)(9)         1.4%
Dimension Memory, Inc.(11)....................................................            557,708(7)(9)         4.0%
Phillip G. Trad...............................................................           373,438(12)            2.6%
John H. Abeles, M.D.(13)......................................................            95,000(14)          *
Erinch R. Ozada(15)...........................................................           120,500(16)          *
Nathan F. Troum, M.D.(17).....................................................            27,500(18)          *
All directors and executive officers as a group (12 people)...................         6,562,948(19)           47.3%

The Company had 97 holders of record of its Common Stock as of July 28, 1999.

------------------------

   * Less than one percent (1%).

 (1) The address of each person listed in this table, except as otherwise noted, is c/o PharmaPrint Inc., 2600 Michelson Drive, Suite 1600, Irvine, California 92612.

 (2) As of June 30, 1999, the Company had 13,889,918 shares of Common Stock issued and outstanding. Includes the beneficial ownership of shares that the person has a right to acquire within sixty (60) days of June 30, 1999.

 (3) Includes call options (obligations to sell) granted by Dr. Khwaja in the amount of 200,000, 200,000, and 30,000 to Elliot P. Friedman, Robert J. Burgess, and Dr. Khwaja's son, respectively.

 (4) Includes options to purchase 150,000 shares of Common Stock. Does not include 200,000 call options (options to purchase) granted to Mr. Friedman by Dr. Khwaja.

 (5) Consists of 509,000, 65,274, 200,000 and 557,713 shares of Common Stock owned of record by Mr. Burgess, JadiJo, Inc., D-RAM Industries Pty Ltd., and Dimension, respectively, also shown separately in this table. Also, includes options to purchase 150,000 shares of Common Stock. Does not include 200,000 call options (options to purchase) granted to Mr. Burgess by Dr. Khwaja.

 (6) The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.

 (7) The number of shares is based upon filings made as of March 31, 1999.

 (8) The address of JadiJo, Inc. is 32, EDIF, J.J. Vallarino, 1st Floor, Office 3, Panama City, Panama.

 (9) These shares are also included in the shares shown as beneficially owned by Robert J. Burgess. These entities are controlled by various of the children and/or sons-in-law of Mr. Burgess: James R. Burgess, Dione Neilson, Jodi Perkins, Jon Neilson and Brett Perkins

 (10) The address of D-RAM Industries Pty Ltd. is 98 Edinborough Street, Benowa Waters, Gold Coast, 4217, Queensland, Australia.

 (11) The address of Dimension Memory, Inc. is 17 Baycove Lane, Newport Beach, California 92661.

 (12) Consists solely of options to purchase 373,438 shares of Common Stock.

 (13) The address of Dr. Abeles is c/o MedVest, Inc., 2365 N.W. 41st Street, Boca Raton, Florida 33431.

 (14) Consists solely of options to purchase 95,000 shares of Common Stock.

 (15) The address of Mr. Ozada is c/o Archery Capital LLC, 237 Park Avenue, Suite 801, New York, New York 10017.

 (16) Includes options to purchase 37,500 shares of Common Stock.

 (17) The address of Dr. Troum is 3878 43rd Street, San Diego, California 92105.

 (18) Consists solely of options to purchase 27,500 shares of Common Stock.

 (19) Includes beneficial ownership of Company Common Stock as follows: Tasneem
      A. Khwaja, Ph.D.-- 2,462,867 shares; Elliot P. Friedman--1,540,448 shares; Robert J. Burgess--1,331,978 shares; and Erinch R. Ozada--83,000 shares. Also includes options held by directors and executive officers of the Company to purchase the following number of shares of Common Stock: John
      H. Abeles, M.D.-- 95,000 shares; Joel F. Bresser, Ph.D.--70,000 shares; Robert Burgess--150,000 shares; Elliot P. Friedman--150,000 shares; Kenneth Gorelick, M.D.--100,000 shares; Paul Johnston, Ph.D.--50,000 shares; Erinch R. Ozada--37,500 shares; Phillip G. Trad--373,438 shares; Nathan F. Troum--27,500 shares; and James R. Wodach--97,708 shares.

                                   MANAGEMENT

EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to the Executive Officers of the Company:

NAME                            AGE                             POSITION
------------------------------  ---   ------------------------------------------------------------
Elliot P. Friedman(1)                 Chairman of the Board of Directors and Chief Executive
                                46      Officer
Joel F. Bresser, Ph.D.          44    Senior Vice President of DSHEA Products
Paul Johnston, Ph.D.            49    Senior Vice President of Development
Phillip G. Trad(1)              50    Senior Vice President and General Counsel
James R. Wodach                 37    Senior Vice President, Chief Financial Officer and Secretary

------------------------

(1) Member of the Board of Directors of the Company

    ELLIOT P. FRIEDMAN joined the Company as Chief Financial Officer and a Director in November 1994 and became President and Chief Financial Officer in October 1995 and Chairman of the Board of Directors in April 1997. From July 1990 to July 1994, Mr. Friedman was co-founder and Chief Executive Officer of Biotek Solutions, a provider of monoclonal antibody and DNA-based systems used by pathologists for the diagnosis of cancer. Mr. Friedman received a Science of Management degree from the Massachusetts Institute of Technology.

    JOEL F. BRESSER, Ph.D. joined the Company as Senior Vice President of DSHEA Products in October 1997. From October 1995 to October 1997, Dr. Bresser was the founder and owner of Intellihance, Inc., a consulting company that provides strategic, marketing and technical services to healthcare and biotechnology companies. From January 1989 to October 1995, Dr. Bresser served in various executive capacities at Aprogenex, Inc. including President and Chief Executive Officer from April 1992 to October 1995. Dr. Bresser received a Ph.D. in Molecular Biology from Rice University.

    PAUL JOHNSTON, Ph.D. joined the Company as Vice President of Development in March 1997. From February 1995 to March 1997, Dr. Johnston was an independent consultant to a number of biotechnology start-up companies. From July 1993 to February 1995, Dr. Johnston served as the Vice President of the Product Development Division of NeXstar Pharmaceuticals, Inc. from September 1990 to July 1993, he was Senior Director of Pharmaceutical Development of Amylin Pharmaceutical, Inc. and prior to that held senior positions at Molecular Devices Corporation and Genentech Incorporated. Dr. Johnston received a Ph.D. in Biochemistry from Brandeis University.

    PHILLIP G. TRAD, has been a director of the Company since November 1995 and Senior Vice President and General Counsel of the Company since November 1997. From 1988 until November 1997, Mr. Trad operated his own law practice in California. Mr. Trad has more than 20 years of experience providing legal representation to numerous companies including General Electric, RCA and NBC.

    JAMES R. WODACH, CPA joined the Company as Senior Vice President and Chief Financial Officer in December 1996. From April 1996 to December 1996, Mr. Wodach was Director of Finance for Paragon Biomedical, Inc. From October 1995 to April 1996, he was an independent consultant. From April 1994 to October 1995, Mr. Wodach was Senior Vice President of Finance, from April 1993 to April 1994 Senior Vice President and Chief Financial Officer, from July 1992 to April 1993 Vice President of Finance, and from November 1989 to July 1992, Controller for Regency Health Services, Inc.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and executive officers of the Company and persons who hold more than 10% of a registered class of the Company's equity securities ("Reporting Persons") to file with the Securities and Exchange Commission (the

"Commission") initial reports of ownership and reports of changes in ownership of equity securities of the Company. Reporting Persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the year ended March 31, 1999, all Section 16(a) filing requirements applicable to the Reporting Persons were complied with except that Dr. Khwaja filed late one report covering one transaction and Mr. Ozada filed late two reports each covering one transaction.

                              GENERAL INFORMATION

REVOCABILITY OF PROXIES

    Any proxy solicited hereby by the person giving it at any time before it has been exercised at the Annual Meeting may be revoked by giving notice of revocation to the Secretary of the Company in writing, submitting a later-dated proxy or by voting the shares in person at the 1999 Annual Meeting. Holders whose shares are in street name should consult with their brokers concerning procedures for revocation. Subject to such revocation, all shares represented by a properly executed proxy will be voted as directed by the holder on the proxy card. If no choice is specified, proxies will be voted FOR (i) election of the named directors to the Board of Directors, and (ii) all such other proposals listed in this Proxy Statement.

SOLICITATION COSTS

    The Company will pay the cost of preparing and mailing this proxy statement and other costs of the proxy solicitation made by the Company's Board of Directors. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors' recommendations, but no additional reimbursement will be paid by the Company for the solicitation of those proxies. Such solicitation may by made by personal interview, telephone, and telegram. Arrangements have also been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2000 ANNUAL MEETING

    The Company's 2000 Annual Meeting is anticipated to occur on or about September 8, 2000. A stockholder desiring to submit a proposal for inclusion in the Company's Proxy Statement for the 2000 Annual Meeting must deliver the proposal so that it is received by the Company no later than April 1, 2000. The Company requests that all such proposals be addressed to Corporate Secretary, PharmaPrint Inc., 2600 Michelson Drive, Suite 1600, Irvine, California 92612, and mailed certified mail, return receipt requested.

                                          By order of the Board of Directors

                                           [SIGNATURE]

                                          James R. Wodach
                                          SECRETARY

Irvine, California
August 27, 1999

    THE COMPANY HAS MAILED A COPY OF ITS 1999 ANNUAL REPORT TO EACH STOCKHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING. INCLUDED IN THE 1999 ANNUAL REPORT ARE THE COMPANY'S FINANCIAL STATEMENTS FOR THE YEAR ENDED MARCH 31, 1999. THE COMPANY'S 1999 ANNUAL REPORT DOES NOT FORM ANY PART OF THE MATERIAL FOR SOLICITATION OF PROXIES.